EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the EQT Corporation 2025 Employee Stock Purchase Plan, of our reports dated February 20, 2024, with respect to the consolidated financial statements of Equitrans Midstream Corporation, and the effectiveness of internal control over financial reporting of Equitrans Midstream Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2023 and incorporated by reference in EQT Corporation’s Current Report on Form 8-K dated July 22, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
December 16, 2025